Exhibit 99.1

August 14, 2015

Response Biomedical Corp. Announces Second Quarter 2015 Financial Results

VANCOUVER, British Columbia – August 14, 2015 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCQB: RPBIF) today reported financial results for its second quarter and six months ended June 30, 2015 including a 39% increase in total revenue, a 16% increase in product sales, positive Adjusted EBITDA of $631,000, and a GAAP net loss of $2,000 .

“We are pleased to report both substantial revenue growth and positive Adjusted EBITDA for the second quarter,” said Dr. Barbara Kinnaird, Chief Executive Officer of Response. “We continue to make progress in our collaboration with Joinstar, earning a US$360,000 milestone in the second quarter,” noted Dr. Kinnaird. “Our national distribution partner met their minimum purchase targets for the first half of 2015, representing approximately 70% of our revenues in the period. However, they are still in the process of expanding into additional territories within China and determining their end-user buying patterns. They recently indicated to us that they have built up inventory at a higher rate than their current sales to end-users. They therefore may make significantly lower, or possibly no, purchases from us during the third quarter of 2015. As a result, we have executed several cost cutting and cash conservation initiatives while we work through this period.

“To support our plans to expand our future sales and marketing initiatives in China, we are also pleased to announce the hiring of a new General Manager for China, Mr. Julius Wu. Mr. Wu brings to Response extensive experience in medical device sales and marketing in China as well as in the establishment and growth of China based operations for a multinational company,” said Dr. Kinnaird.

Julius Wu has over 20 years in the medical device industry in China where he succeeded in a number of key marketing & sales related positions for international companies from Johnson & Johnson and Bayer Diagnostics to Philips Healthcare.  Notable is his recent experience as VP of Business Operations for B. Braun Medical Inc., where he directed major partnering initiatives and led a 140-staff organization to successfully support the overall China business.  Mr. Wu is responsible for Response’s marketing programs, brand management, and business development in China, Taiwan and Hong Kong. Mr. Wu’s greatest strengths are his creativity, leadership and results-driven behaviors. He thrives on challenges, particularly those that expand the company’s reach. His most recent projects involved strategic partnerships with distribution networks in the fast-growing Asia-Pacific market.   He was a major driver of an M&A deal in 2009 as well as turning around market position against a local competitor with annual revenues exceeding $145 million in 2012. In addition, he had primary responsibility for setting up a full-fledged organization in China with sales, marketing, technology & service and research & development with a staff of over 100 employees.

Financial highlights for the second quarter of 2015 include the following:

●	Total Q2 revenue of $4.3 million, up 39% from $3.1 million in Q2 2014;
●	Q2 Gross margin on product sales of 40.5%, down 4.1 percentage points, compared with 44.6% in Q2 2014 primarily related to increased sales to China;
●

Q2 2015 GAAP Net loss of $(2,000), or $(0.00) per share, compared with a GAAP Net income of $288,000, or $0.04 per share in Q2 2014. These GAAP figures include a non-cash warrant liability valuation adjustment loss of ($150,000) in Q2 2015 and a gain of $1,039,000 in Q2 2014.

●	Excluding the non-cash warrant liability valuation adjustment, Q2 2015 Adjusted Net income was $148,000 compared with an Adjusted Net loss of $(751,000) in Q2 2014; and

August 14, 2015

●	Q2 2015 Adjusted EBITDA (a non-GAAP financial measure) of $631,000, compared with a negative Adjusted EBITDA of $(242,000) in Q2 2014

Financial results for the three months ended June 30, 2015:

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Product sales increased 16% to $3.6 million for the quarter ended June 30, 2015 compared to $3.1 million for the same quarter in 2014. The increase was primarily due to higher cardiovascular test sales in China.

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Collaborative revenue from the Joinstar collaboration was $0.7 million in Q2 2015 including US$360,000 for the third milestone of the project received during the quarter. We are eligible to receive an additional US$2.2 million in milestones during the remaining approximately 9 months of the development project.

●

Gross margin on product sales decreased to 40.5% for the quarter ended June 30, 2015 compared to a gross margin of 44.6% in the same quarter of 2014. This decrease is primarily due to increased cardiovascular sales in China which are sold at relatively lower margins and an increase in manufacturing overhead costs as a result of the increase in production and inflation during 2015.

●

Operating expenses decreased by 6% to $1.8 million for the quarter ended June 30, 2015 compared to $1.9 million in the same quarter of 2014. This decrease is primarily due to lower clinical and regulatory costs related to the timing of clinical and development projects in 2015 in comparison to 2014.

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Cost cutting and cash conservation initiatives that have been initiated as a result of the anticipated significant reduction in our expected product revenues in the third quarter of 2015, include selected staff layoffs and work-sharing programs, reductions in discretionary spending, and additional efforts to sell inventory accumulated late in the second quarter in anticipation of third quarter sales in China.

●

GAAP Net loss for the quarter ended June 30, 2015 totaled $(2,000), or $(0.00) per basic and diluted share, compared to a GAAP Net income of $288,000, or $0.04 per basic share and diluted share, in the comparative 2014 period. The decrease in GAAP Net income was primarily due to an unrealized loss on the revaluation of the warrant liability compared to an unrealized gain in the comparative 2014 period.

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As a result of the changes described above, Adjusted EBITDA for the quarter ended June 30, 2015 improved to $0.6 million compared to negative $0.2 million in the same quarter of 2014. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, income tax, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized gain or loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as it excludes the often large quarterly non-cash gains and losses associated with revaluations of our warrant liability— these gains and losses are driven by stock price changes and are unrelated to our business operations and cash flows. A reconciliation between net income (loss) and comprehensive income (loss) and Adjusted EBITDA is included below.

●	Adjusted net loss decreased by $0.9 million to an Adjusted net income of $148,000 from an Adjusted net loss of $(0.7 million) in the comparable quarter in 2014 primarily the result of the increase in total revenue during 2015 in comparison to 2014. We also believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net income (loss) and comprehensive income (loss) and Adjusted net income (loss) is included below.

August 14, 2015

Financial results for the six months ended June 30, 2015:

●

Product sales increased 21% to $6.8 million for the six months ended June 30, 2015 compared to $5.6 million for the same period in 2014. The increase was primarily due to higher instrument and cardiovascular test sales in China.

●

Collaborative revenue from the Joinstar collaboration was $1.0 million in the six months ended June 30, 2015. We are eligible to receive an additional US$2.2 million in milestones during the remaining approximately 9 months of the development project.

●

Gross margin on product sales decreased to 37.1% for the six months ended June 30, 2015 compared to a gross margin of 44.2% in the same period of 2014. This decrease is primarily due to increased cardiovascular sales in China which are sold at relatively lower margins, a significant increase in promotional reader placement programs implemented in the first quarter of 2015, and an increase in manufacturing overhead costs as a result of an increase in production and inflation during the quarter.

●

Operating expenses decreased by 5% to $3.9 million for the six months ended June 30, 2015 compared to $4.2 million in the same period of 2014. This decrease is primarily due to lower clinical and regulatory costs related to the timing of clinical and development projects in 2015 in comparison to 2014.

●

As a result of the changes described above, Adjusted EBITDA for the six months ended June 30, 2015 improved to negative ($27,000) compared to negative ($1.1 million) in the same period of 2014. A reconciliation between net income (loss) and comprehensive income (loss) and Adjusted EBITDA is included below.

●

GAAP Net loss for the six months ended June 30, 2015 totaled $(1.1 million), or $(0.11) per basic and diluted share, compared to $(1.2 million), or $(0.16) per basic share and diluted share, in the comparative 2014 period. The decrease in GAAP Net income was primarily due to a increase in total revenue offset by a decrease in the unrealized gain on revaluation of the warrant liability to an unrealized loss in 2015.

●

Adjusted net loss decreased during the six months ended June 30, 2015 by $1.1 million to $(1.0 million) from $(2.1 million) in the comparable period in 2014. A reconciliation between Net income (loss) and comprehensive income (loss) and Adjusted net income (loss) is included below.

●	Cash and cash equivalents as of June 30, 2015 were $1.6 million compared to $2.6 million as of June 30, 2014.

For a further discussion of the Company’s financial results for the three and six months ended June 30, 2015, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 72 hours of the distribution of the news release.

August 14, 2015

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three and six months ended June 30, 2015 and 2014. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA and Adjusted Net income (loss) are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTCQB under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that our national distributor in China may have sufficient inventory to support their expected sales in the short term and consequently may not make significant or possibly any purchases from us during the third quarter of 2015; that our cost cutting and cash conservation including selected staff layoffs and work-sharing programs, reductions in discretionary spending, and additional efforts to sell inventory accumulated late in the second quarter will stabilize and strengthen our financial position; that our new China General Manager being actively engaged in expanding our sales and marketing activities in China will expand our sales; and that that we continue to make progress in our collaboration with Joinstar and we are eligible to receive a further US$2.2 million in milestones during the remaining approximately nine months of the Joinstar development project. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

August 14, 2015

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Product sales	$3,563	$3,077	$6,834	$5,636
Collaborative revenue	703	-	972	-
Total revenue	$4,266	$3,077	$7,806	$5,636
Cost of sales	2,120	1,705	4,296	3,145
Gross profit	$2,146	$1,372	$3,510	$2,491
Gross margin on product sales	40.5%	44.6%	37.1%	44.2%
Operating expenses	1,771	1,882	3,923	4,150
Other expenses (excluding unrealized loss (gain) on revaluation of warrant liability)	227	241	594	454
Adjusted net income (loss)	$148	$(751)	$(1,007)	$(2,113)
Unrealized loss (gain) on revaluation of warrant liability	150	(1,039)	95	(878)
Net income (loss) and comprehensive income (loss) for the period	$(2)	$288	$(1,102)	$(1,235)
Earnings (loss) per share - basic	$(0.00)	$0.04	$(0.11)	$(0.16)
Earnings (loss) per share - diluted	$(0.00)	$0.04	$(0.11)	$(0.16)

August 14, 2015

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (in thousands of Canadian dollars):

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA	$631	$(242)	$(27)	$(1,061)
Interest expense and amortization of deferred financing costs and debt discount	225	226	460	423
Interest income	(2)	(4)	(5)	(9)
Depreciation and amortization	210	205	420	405
Stock-based compensation	50	82	105	233
Unrealized (gain) loss on revaluation of warrant liability	150	(1,039)	95	(878)
Net income (loss) and comprehensive income (loss) for the period	$(2)	$288	$(1,102)	$(1,235)

Reconciliation of Adjusted Net Income (Loss) to GAAP Net Income (Loss) (in thousands of Canadian dollars):

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted net loss	$148	$(751)	$(1,007)	$(2,113)
Unrealized (gain) loss on revaluation of warrant liability	150	(1,039)	95	(878)
Net income (loss) and comprehensive income (loss) for the period	$(2)	$288	$(1,102)	$(1,235)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com